Orrstown Financial Services, Inc. Reports First Quarter Operating Results

SHIPPENSBURG, PA (April 26, 2012)  Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF) announced today a net loss for the quarter ended March 31, 2012 of $8.2 million, compared to net income in the first quarter of 2011 of $3.8 million.  Diluted earnings (loss) per share amounted to ($1.02) for the quarter ended March 31, 2012, as compared to $0.48 for the first quarter of 2011.  Consistent with previous guidance, the Company did not declare a dividend on its common stock.

Thomas R. Quinn, Jr., President & CEO, commented, “Our results for the first quarter of 2012 are certainly below historical norms for the Company, and have largely been impacted by our problem asset remediation efforts.  We are diligently resolving problem loan issues, particularly those concerning credits secured by commercial real estate, that have been impacted as a result of the weak economy and significant deterioration in collateral values. We are encouraged that we have been able to collect $9.8 million in loan payments and/or payoffs on impaired loans in the first quarter of 2012, and combined with charge-offs on loans we have reduced our risk assets by $25.5 million.”

Quinn continued, “We continue to satisfy the quantitative tests to be deemed well capitalized by regulatory standards.  For the past nine months we have been diligently addressing the items that were recently cited in the formal agreements with our primary regulators and are well on our way to resolving the issues and restoring Orrstown Bank to the level of performance our shareholders have come to expect.”

OPERATING RESULTS

Net loss for the three months ended March 31, 2012, was $8.2 million, compared to net income of $3.8 million for the same period in 2011, resulting in diluted earnings (loss) per share of ($1.02) and $0.48 for the periods, respectively.  As a result of the loss for the first three months of 2012, the Company’s return on assets and return on tangible equity ratios were negative, compared to 1.05% and 11.15%, respectively, for the three months ended March 31, 2011.

Net Interest Income

Net interest income totaled $10.8 million for the three months ended March 31, 2012, a $1.5 million, or 12.5%, decrease compared to the $12.4 million earned in the same period in 2011.  The decline in net interest income is a result of both a decline in the average interest rate earned as well as a decrease in the volume of interest earning assets.  The net interest margin for the three months ended March 31, 2012, was 3.37%, compared to 3.68% for the same period in 2011.  The increase in the level of loans on nonaccrual status, combined with the low interest rate environment in which security and loan proceeds from sales and maturing assets have been reinvested have put pressure on the Company’s net interest margin.  Also contributing to the decrease in net interest income, although to a lesser degree, was the $38.4 million decline in average interest earning assets to $1.38 billion for the three months ended March 31, 2012 from  an average of $1.42 billion for the first quarter of 2011.  During the past year, the Company has been able to effectively manage its cost of funds, which was lowered to 0.66% for the three months ended March 31, 2012, an improvement over the cost of funds of 0.84% for the first quarter of 2011.

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Provision for Loan Losses

The provision for loan losses for the three months ended March 31, 2012, totaled $19.2 million, an increase over the first quarter of 2011’s charge of $3.2 million.  As further discussed in the “Asset Quality” section below, the Company downgraded some credits, including $38.5 million moved to nonaccrual status during the quarter, which were generally evaluated for impairment based on a collateral dependent approach.  As real estate conditions remain soft, additional provisioning was required for these newly impaired loans.  In addition, the Company’s net charge offs during the quarter ended March 31, 2012 were $34.8 million, as generally all specific reserves provided on impaired loans were charged against the allowance for loan losses during the quarter.  This elevated level of charge offs significantly increased our two-year average historical loss factors, leading to additional general reserves required on non-criticized loans.

See further discussion in the Asset Quality section below.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.0 million for the three months ended March 31, 2012, compared to $4.7 million for the same period in 2011.  The decline in revenues can be attributed to several unrelated factors.  The Company sold its merchant service business in 2011, which resulted in $255 thousand of revenues in the first quarter of 2011 with no corresponding revenues in 2012. Similarly, the Company recorded a $118 thousand gain on the settlement of an interest rate swap in the first quarter of 2011 which was included in other income, with no corresponding revenues in the same 2012 period.  Lower interest rates negatively impacted the value of the Company’s mortgage servicing rights and resulted in an unfavorable variance of fair value adjustments of $303 thousand between the first quarter of 2011 and 2012, and lowered revenue from mortgage banking activities.   Lastly, during the first quarter of 2012, the Bank incurred losses on the sale of real estate owned properties totaling $138 thousand which exceeded losses of $16 thousand in 2011.  These losses are included in other income (loss).

Securities gains totaled $2.2 million for the three months ended March 31, 2012 compared to $379 thousand for the same period in 2011.  Asset/liability management strategies, interest rate conditions, as well as maintaining capital levels factored into the decision to take elevated levels of security gains in the year-over-year period.

Noninterest expenses

Noninterest expenses amounted to $10.9 million for the three months ended March 31, 2012 compared to $9.4 million for the corresponding prior year period.  Asset quality and regulatory matters have contributed significantly to the increase in noninterest expenses.  Collection and problem loan expenses totaled $719 thousand for the three months ended March 31, 2012, compared to $154 thousand for the three months ended March 31, 2011, an increase of $565 thousand.  Real estate owned expenses, which include write-downs of properties to fair value less costs to dispose, increased $338 thousand in the first quarter of 2012 compared to 2011.  Professional service fees, including loan review assistance, legal fees and accounting expenses, have increased $479 thousand from $322 thousand in the first quarter of 2011 to $801 thousand in the same period in 2012.  The increased complexity of the organization, as well as complying with regulatory orders received in the first quarter of 2012 has led to additional assistance required from professional service providers.  The increase in these expense categories demonstrate the Company’s efforts to address the issues it currently faces in a diligent and expedient manner.

Partially offsetting these increases in noninterest expenses was a reduction in employee benefits, as certain performance based compensation plans have been lowered or eliminated in light of the net loss posted for the first quarter of 2012.

As a result of the increase in non-interest expense combined with declining net interest income, the Company’s efficiency ratio for the first three months of 2012 increased to 67.7%, compared to 52.9% reported in the same period in 2011.  The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains.

FINANCIAL CONDITION

Assets increased $2.6 million to $1.45 billion at March 31, 2012 from December 31, 2011.  In light of deteriorating asset quality conditions, the Company has temporarily slowed its loan growth in order to address and enhance credit administration and underwriting processes and procedures.  At March 31, 2012, loans, net of the allowance for loan losses, have declined by $49.4 million from December 31, 2011, with the net payoffs temporarily invested in interest

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bearing deposits with banks. It is anticipated that these funds will be invested in longer term investment alternatives, including loans and securities, in the upcoming months.

The decline in deposits of $3.2 million in the first quarter of 2012 was more than offset by an increase in customer repurchase agreements, which are considered short-term borrowings for financial statement purposes.  The
Company was able to grow its non-interest bearing deposits balance by 5.3% since December 31, 2011, and to a total of $117.9 million at March 31, 2012.

Shareholders’ Equity

Shareholders’ equity decreased $9.0 million, or 7.0%, for the first quarter of 2012 and totaled $119.2 million at March 31, 2012.   This decrease was primarily the result of the net loss posted for the quarter coupled with a decline in accumulated other comprehensive income.  Despite the decline in shareholders’ equity, the Company’s regulatory capital ratios continue to exceed all regulatory minimums to be considered well capitalized, including tier-1 leverage ratio of 7.2%, tier-1 risk-based capital ratio of 10.3%, and total risk-based capital ratio of 11.6%.

Asset Quality

During 2011, the Company’s asset quality had deteriorated as a result of the continued softness in economic conditions and collateral values.  In the first quarter of 2012, the Company continued to actively identify and monitor nonperforming assets and other risk assets, and aggressively work through these assets.  Risk assets, defined as nonaccrual loans, restructured and loans past due 90 days or more and still accruing, and real estate owned, declined from $113.8 million at December 31, 2011 to $88.3 million at March 31, 2012.  The risk element that showed the greatest decline was restructured loans still accruing, which totaled $3.8 million at March 31, 2012, a $24.1 million decline from December 31, 2011.  During the first quarter of 2012, the Company received payments/payoffs on restructured loans totaling $3.7 million, and charged-off $1.5 million in connection with loan workouts.  The remainder of the decline, or $18.9 million, was the result of restructured loans migrating to nonaccrual status either due to missed payments or the Company’s determination that the borrowers would not be able to keep its payments current for a sustainable period of time.

Nonaccrual loans at March 31, 2012 of $82.1 million declined $1.6 million from December 31, 2011’s balance of $83.7 million.  This net decrease was the result of $38.5 million being moved to nonaccrual status during the period, including $18.9 million previously classified as accruing restructured loans, offset by $32.9 million in loans charged off, $6.1 million in net pay downs, and $1.1 million of loans foreclosed on and transferred to real estate owned.  The nonaccrual loan balance at March 31, 2012 includes 52% of balances which are paid current.

The allowance for loan losses totaled $28.2 million at March 31, 2012, a $15.6 million decline from December 31, 2011.  As of March 31, 2012, the allowance for loan losses to total loans was 3.13% compared to 4.53% as of December 31, 2011, and the allowance for loan losses to nonaccrual loans and restructured loans still accruing declined from 39.17% at December 31, 2011 to 32.78% at March 31, 2012. The decrease in the coverage ratios despite lowered levels of risk assets is the result of the $35.3 million in charge-offs recorded during the period.  As of December 31, 2011, the reserves specifically allocated on impaired loans totaled $29.8 million on $109.8 million of loans deemed impaired.  The Company has taken partial charge-offs on nearly all impaired loans at March 31, 2012, so that the loan balances reflect the loan’s fair value, less anticipated closing costs.  As such, impaired loans generally no longer had specific reserves allocated to them, as the anticipated loss has already been recorded as a charge-off.  At March 31, 2012, the reserves specifically allocated on impaired loans totaled $959 thousand on $84.2 million of loans meeting the impaired definition.

Classified loans, defined as loans rated substandard or doubtful, totaled $152.4 million at March 31, 2012, a decline of $4.9 million versus the $157.3 million at December 31, 2011.  Loans classified as special mention declined from $83.9 million at December 31, 2011 to $60.9 million at March 31, 2012.

The Company strives to reduce its level of nonaccruing loans and other risk elements and has increased the number of personnel in its loan workout and credit review departments, including temporarily moving certain lending staff to the loan workout department to manage lending relationships with borrowers experiencing financial difficulties. Through increased resources allocated to credit related issues, the Company believes it will be able to mitigate its risk of loss, and to reduce its level of nonaccrual and classified loans.

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Summary of Financial Highlights:

(Dollars in thousands, except per share data)	March 31, 2012	March 31, 2011	% Change

For Three Months Ended:
Net income (loss)	$(8,218)	$3,827	(314.7%)
Diluted earnings (loss) per share	$(1.02)	$0.48	(312.5%)
Dividends per share	$0.00	$0.23	(100.0%)
Return on average assets	(2.29%)	1.03%
Return on average equity	(25.78%)	9.63%
Return on average tangible assets (1)	(2.29%)	1.05%
Return on average tangible equity (1)	(25.88%)	11.15%
Net interest income	$10,842	$12,388	(12.5%)
Net interest margin	3.37%	3.68%

Balance Sheet Highlights:	March 31, 2012	March 31, 2011	% Change
Assets	$1,446,741	$1,512,393	(4.3%)
Loans, gross	903,015	988,774	(8.7%)
Allowance for loan losses	28,156	18,398	53.0%
Deposits	1,213,723	1,207,373	0.5%
Shareholders' equity	119,225	162,673	(26.7%)
Tangible equity (1)	118,236	142,027	(16.8%)

(1) Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity are other non-GAAP-based financial measures calculated using non-GAAP-based amounts.  The most directly comparable GAAP-based measures are return on average assets and return on average equity, which are calculated using GAAP-based amounts.  The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense, net of tax, from the calculation of return on average assets and equity.  Management uses the return on average tangible assets and equity to assess the Company’s core operating results and believes that this is a better measure of our operating performance, as it is based on the Company's tangible assets and capital.  Further, we believe that by excluding the impact of purchase accounting adjustments it allows for a more meaningful comparison with the Company's peers, particularly those that may not have acquired other companies.  Lastly, the exclusion of goodwill and intangible assets is consistent with the treatment by bank regulatory agencies, which exclude these amounts from the calculation of risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  A reconciliation of return on average assets and equity to return on average tangible assets and equity, respectively, is set forth below.

	March 31,	March 31,
For Three Months Ended:	2012	2011
Return on average assets (GAAP basis)	(2.29%)	1.03%
Effect of excluding average intangible
assets and related amortization, net of tax	0.00%	0.02%
Return on average tangible assets	(2.29%)	1.05%

Return on average equity (GAAP basis)	(25.78%)	9.63%
Effect of excluding average intangible
assets and related amortization, net of tax	(0.10%)	1.52%
Return on average tangible equity	(25.88%)	11.15%

Tangible equity is a non-GAAP financial measure calculated using non-GAAP based amounts.  The most directly comparable GAAP based measure is shareholders’ equity.  In order to calculate tangible equity, Company management subtracts intangible assets from shareholders’ equity.  A reconciliation of tangible equity to shareholders’ equity is set forth below.

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	March 31,	December 31,	March 31,
(Dollars in thousands)	2012	2011	2011

For Three Months Ended:
Shareholders' equity	$119,225	$128,197	$162,673
Less: intangible assets	989	1,041	20,646
Tangible equity	$118,236	$127,156	$142,027

This release references tax-equivalent net interest income which is a non-GAAP financial measure.  Tax-equivalent net interest income is derived from GAAP interest income and net interest income using an assumed tax rate of 35%.  We believe the presentation of net interest income on a tax–equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.

The following reconciles net interest income to net interest income on a fully taxable equivalent basis:

	March 31,	March 31,
(Dollars in thousands)	2012	2011

For Three Months Ended:
Net interest income	$10,842	$12,388
Effect of tax exempt income	652	685
Net interest income, tax equivalent basis	$11,494	$13,073

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)*	(Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, Except per Share Data)	2012	2011	2011
Assets
Cash and due from banks	$20,793	$19,630	$14,751
Federal funds sold	0	0	21,500
Cash and cash equivalents	20,793	19,630	36,251

Short-term investments	0	0	2,746
Interest bearing deposits with banks	133,879	90,039	557
Restricted investments in bank stock	11,626	11,758	8,515
Securities available for sale	311,485	310,365	395,792

Loans held for sale	4,168	2,553	3,807
Loans	898,847	965,440	984,967
Less: Allowance for loan losses	(28,156)	(43,715)	(18,398)
Net Loans	874,859	924,278	970,376

Premises and equipment, net	26,906	27,183	27,557
Cash surrender value of life insurance	24,362	24,147	22,946
Goodwill and intangible assets	989	1,041	20,646
Accrued interest receivable	4,431	4,548	5,849
Other assets	37,411	31,108	21,158
Total assets	$1,446,741	$1,444,097	$1,512,393

Liabilities
Deposits:
Non-interest bearing	$117,868	$111,930	$116,418
Interest bearing	1,095,855	1,104,972	1,090,955
Total deposits	1,213,723	1,216,902	1,207,373

Short-term borrowings	53,752	35,013	86,750
Long-term debt	48,472	53,798	45,068
Accrued interest and other liabilities	11,569	10,187	10,529
Total liabilities	1,327,516	1,315,900	1,349,720

Shareholders' Equity
Preferred Stock, $1.25 par value per share; 500,000 shares authorized;
no shares issued or outstanding	0	0	0
Common stock, no par value - $ 0.05205 stated value per share
50,000,000 shares authorized; 8,056,139, 8,055,787
and 7,991,791 shares issued; 8,055,327; 8,054,975
and 7,991,512 shares outstanding	419	419	416
Additional paid - in capital	122,535	122,514	121,579
Retained earnings (accumulated deficit)	(7,023)	1,195	40,670
Accumulated other comprehensive income	3,314	4,089	15
Treasury stock - common, 812, 812 and 279 shares, at cost	(20)	(20)	(7)
Total shareholders' equity	119,225	128,197	162,673
Total liabilities and shareholders' equity	$1,446,741	$1,444,097	$1,512,393

*The consolidated balance sheet at December 31, 2011 has been derived from audited financial statements at that date.

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, Except per Share Data)	2012	2011
Interest and dividend income
Interest and fees on loans	$11,106	$12,435
Interest and dividends on investment securities
Taxable	1,308	2,095
Tax-exempt	614	771
Short-term investments	61	24
Total interest and dividend income	13,089	15,325

Interest expense
Interest on deposits	1,978	2,525
Interest on short-term borrowings	52	123
Interest on long-term debt	217	289
Total interest expense	2,247	2,937

Net interest income	10,842	12,388
Provision for loan losses	19,200	3,195
Net interest income after provision for loan losses	(8,358)	9,193

Noninterest income
Service charges on deposit accounts	1,519	1,485
Other service charges, commissions and fees	314	370
Trust department income	1,136	1,012
Brokerage income	362	404
Mortgage banking activities	492	696
Earnings on life insurance	248	330
Merchant processing revenue	0	255
Other income (loss)	(108)	145
Investment securities gains	2,231	379
Total other income	6,194	5,076

Noninterest expenses
Salaries and employee benefits	4,657	4,832
Occupancy expense	514	562
Furniture and equipment	678	681
Data processing	128	312
Telephone	160	176
Advertising and bank promotions	372	258
FDIC Insurance	521	550
Professional services	801	322
Taxes other than income	235	205
Collection and problem loan	719	154
Real estate owned	376	38
Intangible asset amortization	52	52
Other operating expenses	1,673	1,297
Total other expenses	10,886	9,439
Income (loss) before income tax (benefit)	(13,050)	4,830
Income tax expense (benefit)	(4,832)	1,003
Net income (loss)	$(8,218)	$3,827

Per share information:
Basic earnings (loss) per share	$(1.02)	$0.48
Diluted earnings (loss) per share	(1.02)	0.48
Dividends per share	0.00	0.23
Average shares and common stock equivalents outstanding	8,055,118	8,026,065

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	March 31, 2012			March 31, 2011
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$92,602	$61	0.26%	$17,877	$24	0.54%
Securities	334,645	2,253	2.69	425,701	3,281	3.08
Loans	954,070	11,427	4.86	976,142	12,705	5.22
Total interest-earning
assets	1,381,317	13,741	4.03	1,419,720	16,010	4.52
Other assets	59,398			92,215
Total	$1,440,715			$1,511,935

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$541,673	$404	0.28	$420,235	$449	0.43
Savings deposits	74,019	31	0.17	67,643	38	0.23
Time deposits	477,890	1,543	1.30	599,833	2,038	1.32
Short term borrowings	47,971	52	0.47	96,162	123	0.52
Long term debt	51,077	217	1.71	50,027	289	2.32
Total interest bearing
liabilities	1,192,630	2,247	0.75	1,233,900	2,937	0.93
Non-interest bearing
demand deposits	109,628			107,119
Other	10,259			9,849
Total Liabilities	1,312,517			1,350,868
Shareholders' Equity	128,198			161,067
Total	$1,440,715		0.66%	$1,511,935		0.84%
Net interest income (FTE)/
net interest spread		11,494	3.28%		13,073	3.59%
Net interest margin			3.37%			3.68%
Tax-equivalent adjustment		(652)			(685)
Net interest income		$10,842			$12,388

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Nonperforming Assets / Risk Elements

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2012	2011	2011
Nonaccrual loans (cash basis)	$82,058	$83,697	$13,106
Other real estate (OREO)	2,413	2,165	847
Total nonperforming assets	84,471	85,862	13,953
Restructured loans still accruing	3,844	27,917	1,177
Loans past due 90 days or more and still accruing	2	0	3,687
Total risk assets	$88,317	$113,779	$18,817

Loans 30-89 days past due	$6,501	$6,723	$14,272

Asset quality ratios:
Total nonaccrual loans to loans	9.13%	8.67%	1.33%
Total nonperforming assets to assets	5.84%	5.95%	0.92%
Total nonperforming assets to total loans and OREO	9.37%	8.87%	1.42%
Total risk assets to total loans and OREO	9.80%	11.76%	1.91%
Total risk assets to total assets	6.10%	7.88%	1.24%

Allowance for loan losses to total loans	3.13%	4.53%	1.87%
Allowance for loan losses to nonaccrual loans	34.31%	52.23%	140.37%
Allowance for loan losses to nonaccrual and
restructured loans still accruing	32.78%	39.17%	128.80%

Roll Forward of Allowance for Loan Losses

	Three Months Ended
	March 31,	March 31,
(Dollars in Thousands)	2012	2011

Balance at beginning of period	$43,715	$16,020
Provision for loan losses	19,200	3,195
Recoveries	524	7
Loans charged-off	(35,283)	(824)
Balance at end of period	$28,156	$18,398

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About the Company:

With nearly $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and including the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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